Exhibit 99

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(US$000s except share amounts, CDN GAAP)
(Unaudited)

	Three months ended August 31,		Six months ended August 31,

	2002	2001	2002	2001

Revenue
Product license	$ 55,039	$ 50,617	$104,874	$ 93,721
Product support	51,237	42,584	99,416	84,427
Services	22,828	23,112	44,944	46,181

Total revenue	129,104	116,313	249,234	224,329

Operating expenses
Cost of product license	714	962	1,448	2,068
Cost of product support	5,029	3,862	9,442	8,156
Selling, general, and administrative	87, 131	87,231	171,221	178,024
Research and development	19,029	18,423	38,727	37,845
Investment tax credits	(1,331)	(1,289)	(2,658)	(2,560)
Special charges	-	-	-	12,798

Total operating expenses	110,572	109,189	218,180	236,331

Operating income (loss)	18,532	7,124	31,054	(12,002)
Interest expense	(185)	(85)	(231)	(169)
Interest income	1,619	2,408	3,220	5,220

Income (loss) before taxes	19,966	9,447	34,043	(6,951)
Income tax provision (benefit)	7,195	3,561	12,518	(516)

Net income (loss)	$12,771	$ 5,886	$21,525	$ (6,435)
Retained earnings at beginning of the period	163,583	163,625	164,144	175,946
Repurchase of shares	(2,830)	(8,999)	(12,145)	(8,999)

Retained earnings at end of the period	$173,524	$160,512	$173,524	$160,512

Net income per share
Basic	$0.15	$0.07	$0.24	$(0.07)

Diluted	$0.14	$0.07	$0.24	$(0.07)

Weighted average number of shares (000s)
Basic	87,902	88,004	87,951	88,014

Diluted	90,046	89,941	90,788	88,014

(See accompanying notes)

COGNOS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(US$000s, CDN GAAP)

	August 31, 2002	February 28, 2002

Assets	(Unaudited)
Current assets
Cash and cash equivalents	$289,100	$192,900
Short-term investments	42,161	121,629
Accounts receivable	84,235	114,059
Inventories	775	537
Prepaid expenses	7,803	6,765
Income tax assets	6,019	6,404

	430,093	442,294
Fixed assets	59,908	59,008
Goodwill	15,408	15,230
Intangible assets	9,209	14,203

	$514,618	$530,735

Liabilities
Current liabilities
Accounts payable	$ 18,438	$ 26,387
Accrued charges	26,057	34,210
Salaries, commissions, and related items	36,330	37,453
Income taxes payable	2,870	6,167
Deferred revenue	104,858	110,504

	188,553	214,721
Long-term liabilities	5,845	9,131
Deferred income taxes	4,428	6,328

	198,826	230,180

Stockholders' Equity
Capital stock
Common shares (August 31, 2002 - 87,857,767; February 28, 2002 - 87,997,220)	156,735	151,637
Retained earnings	173,524	164,144
Accumulated other comprehensive items	(14,467)	(15,226)

	315,792	300,555

	$514,618	$530,735

(See accompanying notes)

COGNOS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$000s, CDN GAAP)
(Unaudited)

	Three months ended August 31,		Six months ended August 31,

	2002	2001	2002	2001

Cash provided by (used in) operating activities
Net income (loss)	$ 12,771	$ 5,886	$ 21,525	$ (6,435)
Non-cash items
Depreciation and amortization	6,874	9,290	13,399	18,369
Amortization of deferred stock-based compensation	185	577	370	1,154
Amortization of other deferred compensation	148	666	296	1,332
Deferred income taxes	(778)	(2,293)	(1,999)	(3,222)
Loss on disposal of fixed assets	4	325	101	540

	19,204	14,451	33,692	11,738
Change in non-cash working capital
Decrease (increase) in accounts receivable	(2,791)	11,033	33,799	57,196
Decrease (increase) in inventory	14	(9)	(215)	144
Decrease (increase) in prepaid expenses	(599)	46	(617)	1,545
Decrease (increase) in income tax assets	-	98	-	(8,294)
Increase (decrease) in accounts payable	(2,046)	2,974	(8,717)	(8,414)
Increase (decrease) in accrued charges	(7,332)	(80)	(9,400)	6,078
Increase (decrease) in salaries, commissions, and related items	2,651	1,715	(2,455)	2,534
Increase (decrease) in income taxes payable	(421)	(472)	(3,199)	(16,603)
Increase (decrease) in deferred revenue	(5,639)	(1,110)	(9,419)	(8,570)

	3,041	28,646	33,469	37,354

Cash provided by (used in) investing activities
Maturity of short-term investments	57,195	61,895	170,381	180,231
Purchase of short-term investments	(42,017)	(88,285)	(89,643)	(148,891)
Additions to fixed assets	(3,500)	(1,562)	(7,769)	(8,375)

	11,678	(27,952)	72,969	22,965

Cash provided by (used in) financing activities
Issue of common shares	1,960	1,859	5,725	5,428
Repurchase of shares	(3,150)	(9,998)	(13,142)	(9,998)
Increase (decrease) in long-term debt and long-term liabilities	(3,087)	65	(3,103)	161

	(4,277)	(8,074)	(10,520)	(4,409)

Effect of exchange rate changes on cash	(2,372)	(86)	281	(894)

Net increase (decrease) in cash and cash equivalents	8,070	(7,466)	96,199	55,016
Cash and cash equivalents, beginning of period	281,030	177,775	192,901	115,293

Cash and cash equivalents, end of period	289,100	170,309	289,100	170,309
Short-term investments, end of period	42,161	87,823	42,161	87,823

Cash, cash equivalents, and short-term investments, end of period	$331,261	$258,132	$331,261	$258,132

(See accompanying notes)

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

1.     Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with Canadian generally accepted accounting principles (“GAAP”) with respect to the preparation of interim financial information. Accordingly, they do not include all information and footnotes as required in the preparation of annual consolidated financial statements. These unaudited condensed notes to the consolidated financial statements should be read in conjunction with the audited financial statements and notes included in the Annual Information Form for the fiscal year ended February 28, 2002.

The preparation of these unaudited consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of Management, these unaudited consolidated financial statements reflect all adjustments (which include only normal, recurring adjustments) necessary to state fairly the results for the periods presented. Actual results could differ from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

All information is presented in thousands of U.S. dollars, unless otherwise stated. Consolidated financial statements prepared in accordance with U.S. GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

2.     Revenue Recognition

The Corporation recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation's product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is recognized net of an allowance for estimated returns provided all the requirements of SOP 97-2 have been met.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts.

Revenue from education, consulting, and other services is recognized at the time such services are rendered.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

For contracts with multiple obligations (e.g. deliverable and undeliverable products, support obligations, education, consulting and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

3.     Goodwill

During the three and six months ended August 31, 2002 there were additions to goodwill of $138,000 and $178,000 related to additional consideration paid to the former shareholders of Teijin Cognos Incorporated (TCI). This additional consideration was based on components of the net revenue of TCI during the quarter.

Under CICA Handbook Section 3062 Goodwill and Other Intangible Assets (Section 3062) which the Corporation implemented March 1, 2002, goodwill will no longer be amortized but will be subject to an annual impairment test. The Corporation performed the required impairment tests of goodwill and indefinite-lived intangible assets as of March 1, 2002. The effect of these tests was not material on the earnings and financial position of the Corporation.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

If the non-amortization provision of Section 3062 had been in effect beginning March 1, 2001 the effect would have been as follows (000's except per share amounts):

	Three months ended August 31,		Six months ended August 31,
	2002	2001	2002	2001

Reported net income	$12,771	$5,886	$21,525	$(6,435)
Goodwill amortization	-	1,089	-	2,178

Adjusted net income	$12,771	$6,975	$21,525	$(4,257)

Basic net income (loss) per share:
Reported net income:	$0.15	$0.07	$0.24	$(0.07)
Goodwill amortization	-	0.01	-	0.02

Adjusted net income	$0.15	$0.08	$0.24	$(0.05)

Diluted net income (loss) per share:
Reported net income:	$0.14	$0.07	$0.24	$(0.07)
Goodwill amortization	-	0.01	-	0.02

Adjusted net income	$0.14	$0.08	$0.24	$(0.05)

Weighted average number of shares:
Basic	87,902	88,004	87,951	88,014

Diluted	90,046	89,941	90,788	88,014

4.     Intangible Assets

	As at August 31, 2002		As at February 28, 2002

	Cost	Accumulated Amortization	Cost	Accumulated Amortization	Amortization Rate

	($000s)		($000s)
Acquired Technology	$ 13,681	$ 10,024	$ 13,681	$ 8,720	20%
In-process technology	38,400	33,212	38,400	29,817	20%
Deferred Compensation	8,945	8,581	8,945	8,286	Compensation Period

	61,026	51,817	61,026	46,823
	(51,817)		(46,823)

Net book value	$ 9,209		$ 14,203

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Amortization of intangible assets was $2,292,000 and $3,271,000 in the quarters ended August 31, 2002 and August 31, 2001, respectively and was $4,994,000 and $6,542,000 for the six months ended August 31, 2002 and August 31, 2001, respectively. The estimated amortization expense related to intangible assets is as follows ($000s):

2003 (Q3 to Q4)	$3,177
2004	4,442
2005	1,007
2006	583

5.     Income Taxes

The Corporation provides for income taxes in its quarterly unaudited financial statements based on the estimated effective tax rate for the full fiscal year.

6.     Net Income (loss) per Share

	Three months ended August 31,		Six months ended August 31,

	2002	2001	2002	2001

Basic Net Income (Loss) per Share
Net income (loss)	$12,771	$5,886	$21,525	$(6,435)

Weighted average number of shares outstanding	87,902	88,004	87,951	88,014

Basic net income (loss) per share	$0.15	$0.07	$0.24	$(0.07)

Diluted Net Income (Loss) per Share
Net income (loss)	$12,771	$5,886	$21,525	$(6,435)

Weighted average number of shares outstanding	87,902	88,004	87,951	88,014
Dilutive effect of stock options	2,144	1,937	2,837	-

Adjusted weighted average number of shares outstanding	90,046	89,941	90,788	88,014

Diluted net income (loss) per share	$0.14	$0.07	$0.24	$(0.07)

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

For the six months ended August 31, 2001, the effect of converting stock options was antidilutive as a result of net losses.

7.     Comprehensive Income

Comprehensive income includes net income and other comprehensive income (OCI). OCI refers to changes in net assets from transactions and other events, and circumstances other than transactions with stockholders. These changes are recorded directly as a separate component of Stockholders’ Equity and excluded from net income. The only other comprehensive income item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency net of derivative gains or losses.

The components of comprehensive income (loss) were as follows ($000’s):

	Three months ended August 31,		Six months ended August 31,
	2002	2001	2002	2001

Net income (loss)	$12,771	$5,886	$21,525	$(6,435)
Other comprehensive income (expense):
Foreign currency translation adjustments	(3,105)	(1,006)	759	(1,876)

Comprehensive income (loss)	$9,666	$4,880	$22,284	$(8,311)

8.     Accounting for Stock Option Plans

As permitted by CICA Handbook Section 3870 Stock-Based Compensation and Other Stock-Based Payments (Section 3870), the Corporation did not adopt the fair value based method of accounting for all employee stock-based compensation. The exercise price of all stock options is equal to the market price of the stock on the trading day preceding the date of grant. Accordingly, no compensation cost has been recognized in the financial statements for the Corporation’s stock option and stock purchase plans.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Section 3870 requires disclosure of pro forma net income and earnings per share as if the Corporation had elected to adopt the fair value based accounting method. If the fair values of the options granted had been recognized as compensation expense on a straight line basis over the vesting period of the grant, stock-based compensation costs would have reduced net income, basic net income per share and diluted income per share as indicated in the table below ($000’s):

	Three months ended August 31,		Six months ended August 31,

	2002	2001	2002	2001

Net income (loss):
As reported	$12,771	$5,886	$21,525	$ (6,435)
Proforma	$ 5,655	$ (550)	$8,152	$(19,112)
Basic net income (loss) per share:
As reported	$0.15	$0.07	$0.24	$(0.07)
Proforma	$0.06	$(0.01)	$0.09	$(0.22)
Diluted net income (loss) per share:
As reported	$0.14	$0.07	$0.24	$(0.07)
Proforma	$0.06	$(0.01)	$0.09	$(0.22)

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	Three months ended August 31,		Six months ended August 31,

	2002	2001	2002	2001

Risk-free interest rates	N/A*	4.3%	3.6%	4.4%
Expected life of options	N/A*	2.9 years	2.9 years	2.9 years
Expected volatility	N/A*	66.9%	67.9%	68.5%
Dividend yield	N/A*	0.0%	0.0%	0.0%

* During the three months ended August 31, 2002 no options were granted.

9.     Segmented Information

The Corporation has one reportable segment--computer software products.

COGNOS INCORPORATED
CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

10.  Secondary Offering

On July 16, 2002, subsequent to the quarter end, the Corporation filed a final registration statement with the United States Securities and Exchange Commission and a Canadian prospectus with Canadian securities regulators for a secondary offering of 3,600,000 common shares at a price to the public of $17.50 per share. All of the common shares in the offering were sold by certain entities affiliated with Michael U. Potter. The Corporation did not receive any proceeds from the sale of the shares. The Corporation incurred costs related to the filing of this secondary offering and those costs were expensed during the quarter. Under this secondary offering the Corporation repurchased 180,000 of its own shares at an aggregate purchase price of $3,150,000.